abrdn Palladium ETF Trust S-3

Exhibit 5.1

Three Bryant Park 1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

May 18, 2023

abrdn ETFs Sponsor LLC

as sponsor to abrdn Palladium ETF Trust

1900 Market Street, Suite 200

Philadelphia, PA 19103

Re:	abrdn Palladium ETF Trust Registration Statement on Form S-3

Dear Ladies and Gentlemen:

We have acted as counsel for abrdn ETFs Sponsor LLC (the “Company”), a Delaware limited liability company, the sponsor of abrdn Palladium ETF Trust, a New York investment trust (the “Trust”), in connection with the Trust’s filing on May 18, 2023 of its Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the issuance and sale by the Trust of an indeterminate number of shares of abrdn Physical Palladium Shares ETF (the “Shares”).

This opinion is limited to the laws of the State of New York governing investment trusts, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of New York. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of New York.

In connection with the opinions set forth herein, we have examined the following documents: the Depositary Trust Agreement between the Company and The Bank of New York Mellon, as Trustee, dated as of December 30, 2009, as amended on September 20, 2018 and March 31, 2022 (the “Depositary Trust Agreement”), and such other Trust records, certificates, resolutions, documents and statutes that we have deemed relevant in order to render the opinions expressed herein.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the sole member of the Company; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the sole member of the Company, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

abrdn ETFs Sponsor LLC May 18, 2023 Page 2

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and delivered against payment therefor in accordance with the terms, conditions, requirements and procedures described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Depositary Trust Agreement, fully paid and non-assessable beneficial interests in the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the reference to us and discussion of this opinion in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours, /s/ Dechert LLP